Exhibit 99.1

Spherix To Enter Cyber Security Market via DatChat Acquisition

Company To Enter Cyber Security Market and Expand Proprietary Messaging Platform into E-mail Program That is Being Developed Based Upon Etherium Blockchain Technology

New York, NY, March 13, 2018 /PRNewswire/ Spherix Incorporated (Nasdaq: SPEX) a technology development company committed to the fostering of innovation and monetization of intellectual property, today announced that it has entered into a definitive purchase agreement to acquire 100% ownership of DatChat Inc. DatChat is a privately held personal privacy platform, focused on Encrypted Communication, Internet Security and Digital Rights Management.

DatChat recently launched its initial product, a messaging application for mobile smart phones available on iOS and Android. The app allows users to control sent messages on the recipient’s phone. Additionally, the Company is expanding its platform to include a peer-to-peer secure email system that will be built on Etherium blockchain technology. This system is intended to provide enhanced security, because there is no central storage point for messages, therefore they cannot be accessed by an unauthorized recipient. Once fully-developed, the DatChat blockchain technology is being designed to allow each message to become its own micro-blockchain that will be permissioned, private and controlled. The closing of the acquisition is subject to shareholder approval and other customary conditions.

In addition to the acquisition of DatChat and the integration of the DatChat team, Spherix is further solidifying its holistic move into this sector by establishing “Ether Mining Company” as a subsidiary of Spherix. The purpose of the subsidiary is to mine the cryptocurrency “Ether.” Ether is a type of crypto token that fuels the Ethereum blockchain network, upon which DatChat’s distributed network is being built.

Mr. Anthony Hayes, CEO of Spherix stated, “Cyber security is a rapidly-growing sector based on the ever-increasing threats to privacy and confidential information. News of data breaches at companies large and small are becoming increasingly frequent. We believe that the DatChat Platform offers a solution by giving users total control of their information after transmittal. We believe that the further development of the DatChat’s messaging technology into an email application will be the next evolution of blockchain, and that it will allow for permanent and ephemeral chains, content delivery, mining and third-party application development.

“DatChat was founded three years ago to address the need for a mobile messaging application that provides a traditional messaging experience, while providing users with complete privacy and control for their messages after they hit send,” said Mr. Darin Myman, CEO of DatChat. “Internet Privacy and cyber security lie at the heart of what we do. We realized that most cybersecurity was focused only on keeping intruders out, DatChat was developed as a complete messaging platform with ephemeral and privacy features that uniquely protect us both before and after we hit send. We believe that upon implementation, DatChat’s blockchain technology, will allow users to maintain the right to decide how their messages and information are accessed, even after hitting send or submit. Essentially, DatChat’s goal is to develop a Digital Rights Management Platform (‘DRM’) for blockchain.”

About DatChat

DatChat Inc. was founded three years ago by a team dedicated to creating a personal privacy platform that always provides privacy, control and security. The DatChat Digital Rights Mangagement Technology (“DRM”) is the core of the platform. First launching the DatChat Messenger, the Company is now focused on developing it’s blockchain and “DRM” to solve cybersecurity issues, including issues relating to email, filestorage and financial transactions.

About Spherix

Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Spherix has acquired over 100 patents from Rockstar Consortium Inc., and several hundred patents issued to Harris Corporation, covering a variety of methods and components involved in switching, routing, networking, optical and telecommunication sectors.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR
Brett Maas, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: 212-745-1373
Email: investorrelations@spherix.com
www.spherix.com